UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 9, 2007

BRONCO DRILLING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51471	20-2902156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

16217 North May Avenue, Edmond, Oklahoma	73013
(Address of principal executive offices)	(Zip code)

(405) 242-4444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement.

On January 9, 2007, Bronco Drilling Company, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, BDC Acquisition Company, a wholly owned subsidiary of the Company (“Merger Sub”), Eagle Well Services, Inc. (“Eagle”), Kim Snell and the stockholders of Eagle (the “Eagle Stockholders”), pursuant to which Merger Sub was merged with and into Eagle (the “Merger”), with Eagle continuing as the surviving corporation and as a wholly-owned subsidiary of the Company. Under the terms of the Merger Agreement, in exchange for all of the issued and outstanding shares of common stock of Eagle, the Eagle Stockholders received, in the aggregate, (1) cash in the amount of $2,500,000 (the “Cash Consideration”) and (2) 1,070,390 shares of the common stock of the Company (the “Stock Consideration”). One million dollars of the Cash Consideration was placed in escrow as security for indemnity claims that may be made by the Company. As a result of the Merger, the Company also assumed debt, net of working capital, estimated at approximately $3.0 million.

As soon as reasonably possible after the Company shall have gathered, received and/or compiled all information required to be disclosed in a registration statement on Form S-3, the Company has agreed to use its best efforts to file with the Securities and Exchange Commission (“SEC”), at the Company’s sole cost and expense, a registration statement on Form S-3 registering the Stock Consideration for resale by the Eagle Stockholders and to use its commercially reasonable efforts to keep such registration statement effective until all shares of Stock Consideration have been sold thereunder or the Stock Consideration is eligible for resale under Rule 144, whichever occurs first.

The Merger Agreement contains customary representations, warranties and covenants including, among other things, indemnification provisions for losses incurred as a result of breaches of representations and warranties and the failure of the parties to perform covenants under the Merger Agreement.

The foregoing description of the material terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement has been attached as an exhibit to this Current Report on Form 8-K in order to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the transactions described above, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are as of specified dates, were made only for purposes of the Merger Agreement, are solely for the benefit of the parties to the Merger Agreement and are qualified by information contained in the confidential disclosure schedules delivered by the parties in connection with the execution of the Merger Agreement that may modify and create exceptions to the representations and warranties set forth in the Merger Agreement, which are not publicly filed. Certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the parties, rather than establishing matters as fact. Moreover, the representations and warranties in the Merger Agreement may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. Accordingly, the representations and warranties in the Merger Agreement should not be viewed or relied upon as statements of factual information.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.02. Unregistered Sales of Equity Securities.

On January 9, 2007, in connection with the consummation of the Merger, the Company issued a total of 1,070,390 shares of its common stock. In issuing these shares, the Company relied upon the exemption from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. The transaction did not involve any public offering and was otherwise in compliance with the requirements of Rule 506 of Regulation D.

Item 7.01. Regulation FD Disclosure.

On January 9, 2007, the Company issued a press release announcing the acquisition of Eagle. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished in this item 7.01, including Exhibit 99.1, shall not be deemed to be incorporated by reference into any of the Company’s filings with the SEC under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing, and shall not be deemed to be “filed” with the SEC under the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated January 9, 2007 (1)

99.1*	Press Release, dated September 9, 2007, announcing the acquisition of Eagle Well Services, Inc.

*	Filed herewith.
(1)	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRONCO DRILLING COMPANY, INC.

Date: January 16, 2007	By:	/s/ Zachary M. Graves Zachary M. Graves Chief Financial Officer

Exhibit Index

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated January 9, 2007 (1)

99.1*	Press Release, dated September 9, 2007, announcing the acquisition of Eagle Well Services, Inc.

*	Filed herewith.
(1)	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the SEC.